Exhibit 10.6

THE DUN & BRADSTREET CORPORATION

KEY EMPLOYEES’ NONQUALIFIED

DEFERRED COMPENSATION PLAN

Amended and Restated effective January 1, 2009

THE DUN & BRADSTREET CORPORATION

KEY EMPLOYEES’ NONQUALIFIED DEFERRED COMPENSATION PLAN

WHEREAS, The Dun & Bradstreet Corporation (“Company”) desires to continue its plan whereby a select group of management or highly compensated employees of the Company and certain related entities may elect to defer all or a portion of their salary and any incentive payments as deferred compensation; and

WHEREAS, the Company intends the plan to be considered an unfunded arrangement, maintained primarily to provide retirement income for members of a select group of management or highly compensated employees of the Company and certain related entities for income tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended;

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), which became effective on January 1, 2005, applies to certain deferred compensation;

WHEREAS, The Dun & Bradstreet Corporation Key Employees’ Nonqualified Deferred Compensation Plan (the “Plan”) was initially approved and adopted effective as of May 1, 2002 and has been administered in accordance with Code Section 409A since January 1, 2005;

WHEREAS, the Company intends to treat all amounts deferred under the Plan as subject to, and not grandfathered for purposes of, Code Section 409A;

NOW, THEREFORE, the Plan is hereby amended and restated, effective January 1, 2009, to comply with Code Section 409A.

ARTICLE I

Definitions

Whenever the following terms are used in this Plan, except where the context clearly indicates otherwise, such terms shall have the meaning as hereinafter set forth in the Sections of this Article I:

Section 1.1. “Beneficiary” or “Beneficiaries” means the person or persons to whom the share of a deceased Participant’s Deferred Compensation Account is payable, as provided under the Plan. In the absence of a designation of a Beneficiary, the estate of the deceased Participant shall be the Beneficiary. A Beneficiary shall have no rights hereunder during the Participant’s lifetime.

Section 1.2. “Board” means the Board of Directors of The Dun & Bradstreet Corporation.

Section 1.3. “Change in Control” of the Company means the occurrence of any of the following events, but only to the extent such event constitutes a “change in control event” as that term is defined for purposes of Code Section 409A:

(a) any one person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, but not including persons solely because they purchase or own stock of the Company at the same time or as a result of the same public offering), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the Company’s stock, but only if such person or group is not considered to effectively control the Company (within the meaning of Section 1.409A-3(i)(5)(vi) of the Treasury Regulations) prior to such acquisition;

(b) a majority of members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

(c) any one person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, but not including persons solely because they purchase or own stock of the Company at the same time or as a result of the same public offering), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company, but only if such person or group was not considered to own more than fifty percent (50%) of the total voting power of the stock of the Company prior to such acquisition; or

(d) any one person, or more than one person acting as a group (including owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company, but not including persons solely because they purchase assets of the Company at the same time), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than ninety percent (90%) of the total gross fair market value of all of the assets of the Company (determined without regard to any liabilities associated with such assets) immediately before such acquisition or acquisitions, except where the assets are transferred to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company immediately after the asset transfer, (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company immediately after the asset transfer, or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii), above, immediately after the asset transfer.

Section 1.4. “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.5. “Committee” means the Compensation & Benefits Committee of the Board or its delegated and authorized representative which is responsible for the administration of the Plan.

Section 1.6. “Company” means The Dun & Bradstreet Corporation, a Delaware corporation, or any successor corporation thereto.

Section 1.7. “Deferral Election” means the election form, whether by hard copy or electronic medium, as determined by the Committee, whereby a Participant elects to defer a percentage of his Salary, Incentive Payments and/or RSUs.

Section 1.8. “Deferral Period” means the period of time provided in the Participant’s Payment Option Election whereby a Participant elects to defer the receipt of Salary, Incentive Payments and/or RSUs pursuant to the terms of this Plan. The minimum Deferral Period shall commence as of the first day of the calendar year immediately following the calendar year in which such election is executed and shall end on the third (3rd) anniversary of the date the Deferral Period commenced, unless otherwise terminated earlier than such date as a result of the Participant’s Separation from Service for any reason or the Participant’s Disability. Subject to Sections 3.1(g) and 6.1 herein, the maximum Deferral Period shall commence as of the first day of the calendar year immediately following the calendar year in which such election is executed and shall end on the date the Participant terminates employment for any reason. Except as otherwise provided herein, a Deferral Period shall end on the last day of a calendar year.

Section 1.9. “Deferred Compensation Account” or “Account” means with respect to a Participant, the separate bookkeeping account used to record the amount of the Salary, Incentive Payments and/or RSUs deferred by a Participant for a calendar year, plus the deemed earnings or losses, if any, calculated thereon.

Section 1.10. “Disability” or “Disabled” shall mean the inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Any Participant who is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits under a disability benefit plan sponsored by the Employer and any Participant who is determined to be totally disabled by the Social Security Administration will be deemed to be Disabled for purposes of this Plan.

Section 1.11. “Effective Date” means May 1, 2002, the date as of which this Plan was initially effective.

Section 1.12. “Employee” means a member of the select group of management or highly compensated employees of the Employer described in Article II.

Section 1.13. “Employer” means one or more of the Company and any related entities that would be considered a single employer under Code Section 414(b) or (c). An eighty percent (80%) ownership threshold shall be applied for identifying related entities that are Employers for all purposes under this Plan.

Section 1.14. “Fund” or “Funds” means one or more investment funds selected by the Committee pursuant to Article IV in which Salary and/or Incentive Payments deferred by the Participant shall be deemed invested.

Section 1.15. “Incentive Payments” means the sum of (i) annual bonus payment, if any, under the Company’s Leadership Compensation Program (or any successor program thereto) and (ii) the cash component, if any, under the Company’s Leadership Compensation Program, in either case earned during a calendar year with respect to services rendered for such year that is payable in a subsequent calendar year.

Section 1.16. “Participant” means an Employee who is eligible to participate in the Plan pursuant to Article II hereof.

Section 1.17. “Payment Option Election” means the election form, whether by hard copy or electronic medium, as determined by the Committee, whereby a Participant elects the times and methods in which the payment of his deferred Salary, Incentive Payments and/or RSUs is to be made.

Section 1.18. “Plan” means The Dun & Bradstreet Corporation Key Employees’ Nonqualified Deferred Compensation Plan as set forth herein, and as further amended from time to time.

Section 1.19. “Plan Year,” “calendar year,” or “year” means the twelve-month period beginning January 1 and ending on December 31.

Section 1.20. “RSUs” means restricted stock units awarded to the Employee by the Employer during the Plan Year which may be, pursuant to their terms, deferred under the Plan.

Section 1.21. “Salary” means the base salary and wages of the Employee payable by the Employer during the Plan Year, excluding, Incentive Payments, prizes, special awards or other special compensation, commissions, fringe benefits, or reimbursement of expenses.

Section 1.22. “Scheduled In-Service Distribution” means a distribution pursuant to a Participant’s election to receive a portion of his Account prior to his Separation from Service.

Section 1.23. “Separation from Service” means a “separation from service,” as defined in Section 1.409A-1(h) of the Treasury Regulations. A Separation from Service will occur on the date as of which the Employer reasonably anticipates that no further services will be performed or that the level of bona fide services the Participant will perform (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer, if less than thirty-six (36) months). The terms “terminate employment,” “termination of employment,” and similar terms as used herein mean a Separation from Service.

Section 1.24. “Specified Key Employee” means a Participant who, at the time of his Separation from Service, is a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i). Specified Key Employees will be identified by the Committee according to procedures adopted by the Board or the Compensation & Benefits Committee of the Board applicable to all plans and agreements sponsored by any Employer that are subject to Code Section 409A.

ARTICLE II

Eligibility For Participation

Section 2.1. Selection of Employees. The Chairman and CEO of the Company and members of the Global Leadership Team shall be eligible to participate in the Plan. During any calendar year, the Company may designate certain Employees as Tier 1 under the Company’s Leadership Compensation Program (or any successor program thereto). Any Employee designated as Tier 1 shall be eligible to participate in the Plan by making elections pursuant to Article III, but only during a calendar year in which such Employee is designated as Tier 1.

Section 2.2. Notification of Eligibility and Revocation.

(a) Upon an Employee’s first becoming a Participant, the Committee shall furnish him with a copy of the Plan summary and a Deferral Election and a Payment Option Election.

(b) Notwithstanding the foregoing provisions of subsection (a) above, there is no guarantee that an eligible Employee will continue to be a Participant and the Company reserves the right, in its sole and absolute discretion, upon written notice to a Participant, to withdraw his eligibility under this Plan. Such a withdrawal will not affect any Deferral Election of the Participant that has become irrevocable pursuant to Section 3.4 herein or affect any outstanding Payment Option Election of the Participant.

ARTICLE III

Election to Defer Salary, Incentive Payments and/or RSUs

Section 3.1. Salary Deferral. Subject to the terms and limitations set forth herein, on or before December 31st of each calendar year, a Participant may elect to defer the receipt of a portion of his Salary earned and payable in the subsequent calendar year. The Participant must specify a portion, in increments of five percent (5%) and not to exceed seventy-five percent (75%), of Salary to be deferred. The elected deferral percentage will be reduced as necessary to satisfy the Employer’s tax withholding obligations and employee contributions for benefits provided under the Employer’s cafeteria plan.

Section 3.2 Incentive Payments Deferral. Subject to the terms and limitations set forth herein, on or before December 31st of each calendar year, a Participant may elect to defer the receipt of all or a portion of his Incentive Payments which are earned in the subsequent calendar year and payable in the second calendar year following the year in which such election is made, excluding any portion of his Incentive Payments necessary to satisfy the Employer’s tax withholding obligations. The amount of any Incentive Payments deferred by a Participant hereunder shall be in increments of five percent (5%).

Section 3.3. RSU Deferral. Subject to the terms and limitations set forth herein, a Participant may elect to defer the receipt of all or a portion of his RSUs on or before the later of (i) December 31 of the year prior to the year in which the performance period begins, (ii) if the RSUs are “performance-based compensation,” as defined in Section 1.409A-1(e) of the Treasury Regulations, the date that is six months before the end of the performance period, but only if the Participant performs services for the Employer continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the election is made and only if, at the time the election is made, the RSUs have not yet become substantially certain to be paid or the amount of the RSUs is not yet calculable because it will vary based upon future levels of performance, or (iii) within thirty (30) days of the grant of the award if (A) the RSUs are scheduled to be paid in a subsequent year, (B) the RSUs are subject to a condition requiring the Participant to continue to provide services for at least twelve (12) months from the date of grant to avoid forfeiture of the grant, and (C) the deferral election is made at least twelve (12) months before the earliest date the forfeiture condition could lapse (except for death, Disability or Change in Control). The amount of any RSUs deferred by a Participant hereunder shall be in increments of one percent (1%).

Section 3.4. Deferral Election. In order to defer all or a portion of his Salary, Incentive Payments and/or RSUs, the Participant shall execute a Deferral Election and deliver such election to the Employer no later than the applicable deadline with respect to Salary, Incentive Payments and/or RSUs, as provided in Sections 3.1, 3.2 and 3.3, above, stating that such Participant elects to defer the receipt of a percentage of such Salary, Incentive Payments and/or RSUs, for a Deferral Period as designated by the Participant. Any such Deferral Election will become irrevocable after the applicable deadline, subject to Section 6.3.

Section 3.5. First Plan Year Elections. Notwithstanding the foregoing, in the year in which an Employee first becomes eligible to participate in this Plan, at the time he commences participation he shall be afforded the opportunity to execute and deliver a Deferral Election within thirty (30) days after he becomes a Participant under which he may elect to defer receipt of a portion of his Salary that is earned during, and which is payable with respect to, the remainder of that first calendar year but subsequent to the date his Deferral Election is executed and delivered. No Deferral Election made under this Section 3.5 may defer Incentive Payments or RSUs.

Where an Employee has ceased being eligible to participate in the Plan (other than the accrual of earnings), regardless of whether all amounts deferred under the Plan have been paid, and subsequently becomes eligible to participate in the Plan again, the Employee may be treated for purposes of this Section 3.5 as being initially eligible to participate in the Plan if he has not been eligible to participate in the Plan (other than the accrual of earnings) at any time during the 24-month period ending on the date the Employee again becomes eligible to participate in Plan.

Section 3.6. Failure to Make a Deferral Election. If a Participant fails to execute and deliver a Deferral Election with respect to Salary, Incentive Payments and/or RSUs, on or before the deadline set forth in Section 3.1, 3.2, 3.3, or 3.5 the Participant will be deemed to have elected to defer zero percent (0%) of such Salary, Incentive Payments and/or RSUs.

Section 3.7. Payment Option Election. Concurrently with the execution of a Deferral Election, each Participant shall execute a Payment Option Election and deliver such election to the Employer by the deadline applicable to the Deferral Election. The Payment Option Election shall apply to the compensation deferred pursuant to the Deferral Election it accompanies, and any associated earnings. If a Participant fails to timely file a Payment Option Election Form, he will be deemed to have elected distribution of his Deferred Compensation Account in a lump sum payment upon his Separation from Service. A Participant may revise any actual or deemed Payment Option Election, but any such revised election shall be irrevocable on the date it is delivered to the Employer and (a) shall not take effect until twelve (12) months after the date it is delivered to the Employer, (b) shall, if it changes the form of distribution of any portion of the Deferred Compensation Account, cause distribution of such portion to be delayed for a period of five (5) years from the date it would otherwise have been paid; and (c) shall be effective only if made not less than twelve (12) months before the date of the Scheduled In-Service Distribution, if applicable. In addition, any revised Payment Option Election under which the Participant seeks to delay distribution of any portion of his Deferred Compensation Account must delay the Scheduled In-Service Distribution date, if applicable, with respect to such portion for a period of five (5) years or more or must delay distributions otherwise payable upon Separation from Service, if applicable, to five (5) years or more after Separation from Service.

Section 3.8. Social Security, Medicare and Other Contributions. The applicable Social Security and Medicare taxes (FICA), other legally imposed fees and taxes and other contributions or payments under the benefits provided under the Employer’s cafeteria plan, which are otherwise due and payable, shall be deducted from the portion of the Salary, Incentive Payments and/or RSUs not deferred hereunder and thereafter, to the extent necessary, such amounts shall be deducted from the amount of the Salary, Incentive Payments and/or RSUs deferred hereunder or, in the discretion of the Employer, from any other compensation payable to the Participant by the Employer. The Committee reserves the right to change a Participant’s Deferral Election to satisfy the tax and other related obligations described in this section, to the extent permitted by Code Section 409A.

ARTICLE IV

Accounts of Participants

Section 4.1. Participants’ Accounts. Upon the Employee’s initial eligibility to participate in the Plan, the Employer may, but is not required to, establish on its books and records a bookkeeping account for each Participant known as the Deferred Compensation Account for the amount of the Salary, Incentive Payments and/or RSUs deferred hereunder, and the deemed earnings or losses, if any, calculated thereon. The Employer shall have the right to establish such bookkeeping accounts and subaccounts as it deems necessary to record the amount of Salary, Incentive Payments and/or RSUs deferred hereunder for various Deferral Periods. There is no requirement on the part of the Employer to fund any benefits hereunder and the existence of such bookkeeping accounts shall not be deemed to create a trust of any kind.

Section 4.2. Deemed Investment Directions.

(a) At the time of making a Deferral Election, the Participant shall designate, in the form prescribed by the Committee, the Funds in which the amounts credited to the Participant’s Account with respect to Salary and/or Incentive Payments deferrals pursuant to that Deferral Election will be deemed to be invested for purposes of determining the amount of deemed earnings or losses, if any, to be credited to such Account. In making the designation pursuant to this Section 4.2, the Participant may specify that all or any portion of his Account, other than that attributable to deferred RSUs, be deemed to be invested, in whole percentage increments, in one or more of the Funds provided under the Plan as communicated from time to time by the Committee. Any Participant who chooses to have a portion of his Account deemed invested in Company stock must comply with Company policies regarding compliance with Section 16 of the Securities Exchange Act of 1934, as amended from time to time, or any successor to it. Deemed earnings or losses, if any, shall be credited to the Participant’s Account daily. Effective as of the end of any business day during the Plan Year, a Participant may change the designation made under this Section 4.2(a) by making an election, in the form prescribed by the Committee, prior to 4:00 p.m. EST of such business day. If a Participant fails to elect a type of investment fund under this Section 4.2(a), he shall be deemed to have elected the age appropriate BGI LifePath fund or such other fund determined by the Committee to be the default deemed investment fund.

(b) The Committee may change from time to time, in its sole and absolute discretion, the Funds that shall constitute the deemed investments and shall communicate such changes to the Participant.

(c) Nothing contained herein shall be deemed to give any present or former Participant any interest in any specific part of his Account or any interest other than his right to receive distributions in accordance with the provisions of this Plan and the Deferral Election and the Payment Option Election.

(d) Nothing contained in the Plan shall be deemed a guarantee or assurance by the Employer as to the deemed investment performance of the Funds in which the Participants’ Accounts are deemed invested.

(e) No amount shall be credited to a Participant’s Account under this Section 4.2 with respect to RSUs deferred by the Participant.

Section 4.3. Statements. Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Account on an annual basis.

Section 4.4. Procedures. The Committee shall establish such further accounting procedures for the purpose of making the valuations and adjustments to the Participants’ Accounts as it deems advisable.

ARTICLE V

Vesting

Section 5.1. Vesting of Account. A Participant shall at all times be one hundred percent (100%) vested in amounts credited to his Deferred Compensation Account with respect to deferred Salary and/or Incentive Payments, and deemed earnings calculated thereon. RSUs credited to a Participant’s Deferred Compensation Account pursuant to a Deferral Election shall remain subject to any vesting and other restrictions applicable to such RSUs according to the award agreements or stock incentive plan under which they are granted.

ARTICLE VI

Distributions and Withdrawals

Section 6.1. Time of Distribution.

(a) If a Participant has a Separation from Service for any reason other than death, the value of his Account shall be distributed in accordance with his Payment Option Election as follows:

(i) with respect to deferrals of Salary or Incentive Payments, in one of the following methods:

(A) in a lump sum payment within forty-five (45) days after the Participant’s Separation from Service, with the value of his Account being determined and fixed within fifteen (15) business days preceding the date of distribution; or

(B) in five (5) annual installments (i.e.,  1/5th,  1/4th,  1/3rd, etc.), which are to be treated as a series of separate payments, payable on the last business day of January with the first installment commencing on the last business day of January after the end of the calendar year in which the Participant has a Separation from Service, with the value of his Account being determined and fixed within fifteen (15) business days preceding the date of distribution. For purposes of computing the amount of the annual installments provided for in this Section, the provisions of subsection (d) below shall apply; or

(C) in ten (10) annual installments (i.e.,  1/10th,  1/9th,  1/8th, etc.), which are to be treated as a series of separate payments, payable on the last business day of January with the first installment commencing on the last business day of January after the end of the calendar year in which the Participant has a Separation from Service, with the value of his Account being determined and fixed within fifteen (15) business days preceding the date of distribution. For purposes of computing the amount of the annual installments provided for in this Section, the provisions of subsection (d) below shall apply;

(iii) with respect to deferrals of RSUs, in a lump sum payment within forty-five (45) days after the Participant’s Separation from Service, with the value of his Account being determined and fixed within fifteen (15) business days preceding the date of distribution.

Notwithstanding anything herein to the contrary, if a Participant is a Specified Key Employee, no amount payable to him under this Section 6.1(a) upon his Separation from Service shall be paid to him before the date immediately after the expiration of the six-month period following his Separation from Service. Furthermore, payment to any Participant, whether or not a Specified Key Employee, shall be delayed according to Section 3.7, if applicable.

(b) If the Participant has a Separation from Service on account of his death, or if the Participant incurs a Disability while employed by the Employer, the Participant or his Beneficiary shall receive the value of his Account in a lump sum as soon as administratively practical after his date of death or Disability, with the value of his Account being determined and fixed within fifteen (15) business days preceding the date of distribution.

(c) If a Participant elects to receive payment of any portion of his Account as a Scheduled In-Service Distribution, he shall receive the value of that portion of his Account in a lump sum within forty-five (45) days after the end of the Deferral Period, with the value of such portion being determined and fixed within fifteen (15) business days preceding the date of distribution. Notwithstanding the foregoing, in the event a Participant has a Separation from Service with the Employer prior to the time at which the Scheduled In-Service Distribution is to be paid, the Participant’s Account shall be distributed in a lump sum as provided in Section 6.1(a)(i).

(d) The Participant’s Account shall continue to be credited with deemed earnings or losses, if any, pursuant to Section 4.2 of the Plan until all amounts credited to his Account under the Plan have been distributed.

(e) In the event a Participant who elects to have his Account paid in installments dies prior to the receipt of all such installment payments, his Beneficiary shall receive the value of his unpaid Account in a lump sum payment as soon as administratively practical after the Participant’s date of death, with the value of his Account being determined and fixed within fifteen (15) business days preceding the date of distribution.

(f) Notwithstanding any Payment Option Election or anything contained herein to the contrary, the Employer may, in its sole and absolute discretion, commence the distribution, or accelerate the distribution, of a Participant’s Account, to the extent and under the circumstances such acceleration is permitted by Section 1.409A of the Treasury Regulations. The Participant shall not have any election, direct or indirect, with respect to any exercise of such discretion by the Employer.

Section 6.2. Form of Payment. Payment of any portion of the Participant’s Account attributable to Salary or Incentive Payment deferrals shall be made in cash, by wire transfer, or negotiable instrument, as determined by the Committee, in its sole and absolute discretion. Payment of any portion of the Participant’s Account attributable to deferrals of RSUs shall be made in shares of Company stock.

Section 6.3. Hardship Withdrawal.

(a) Notwithstanding any other provision of the Plan to the contrary, a Participant shall be permitted to elect a withdrawal from his Account on account of a Hardship, subject to the following restrictions:

(i) A Participant’s election to request a withdrawal on account of a Hardship shall be made by filing a form provided by and filed with the Committee.

(ii) The Committee shall have made a determination, in it sole and absolute discretion, that the requested withdrawal is on account of a Hardship.

(iii) If the Committee determines that the Participant has had a Hardship eligible for a withdrawal, any outstanding Deferral Election by the Participant shall be terminated and the Participant will not be eligible to file a new election until the end of the following year (which would be applicable to Salary, Incentive Payments and/or RSUs earned in the subsequent year, as provided in Sections 3.1(a), (b) and (c)).

(iv) The amount determined by the Committee as a withdrawal on account of a Hardship shall be paid in a single cash lump sum as soon as administratively practicable after the end of the calendar month in which the Hardship request is approved by the Committee. This amount shall not exceed the amount reasonably necessary to satisfy the

Hardship need (which may include amounts necessary to pay any Federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution). Determination of amounts reasonably necessary shall take into account any additional compensation that is available due to cancellation of a Deferral Election upon the Hardship withdrawal.

(v) The Committee shall have the right to require a Participant to submit such documentation as it deems appropriate for the purpose of determining the existence, cause and extent of a Hardship.

(vi) No amount may be withdrawn with respect to RSUs credited to the Participant’s Account unless any restrictions with respect to such RSUs under the terms of the applicable award agreement or stock incentive plan have lapsed and the RSUs are fully vested.

(b) For purposes of this Section, “Hardship” means an “unforeseeable emergency,” as defined in Section 1.409A-3(i)(3) of the Treasury Regulations, that constitutes a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident involving the Participant or a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the reasonable control of the Participant.

The circumstances that will constitute a Hardship will depend on the facts provided by a Participant but, in any case, payment may not be made to the extent that such Hardship is or may be relieved

(i)	Through reimbursement or compensation by insurance or otherwise;

(ii)	By liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(iii)	By ceasing to defer Salary, Incentive Payments and/or RSUs under the Plan.

Section 6.4. Change in Control.

Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control, the Plan shall terminate and the total amount credited to each Participant’s Account shall be paid to him in a lump sum within thirty (30) days from the date of such Change in Control with the value of his Account being determined and fixed within fifteen (15) business days preceding the date of distribution; provided, however, if such payment is not made within such 30-day period, the value of the his Account shall be fixed and determined as of the date of the Change in Control and shall be credited with interest from the date of such Change in Control until the actual payment date at an annual rate equal to the yield on 90-day U.S. Treasury Bills plus one percentage point. For this purpose the yield on U.S. Treasury Bills shall be the rate published in The Wall Street Journal on the first business day of the calendar month in which the Change in Control occurred.

Section 6.5. Rabbi Trust.

(a) Notwithstanding any provision herein to the contrary, the Employer reserves the right to establish one or more trusts to provide alternate sources of benefit payments under this Plan so long as the funding of any such trust is permitted under Section 409A of the Code; provided, however, that upon the occurrence of a “Potential Change in Control” of the Company, as defined below, the appropriate officers of the Company are authorized to make transfers to such a trust fund, established as an alternate source of benefits payable under the Plan, as are necessary to fund the lump sum payments to Participants required pursuant to this Section 6.5 in the event of a Change in Control of the Company; provided, further, however, that if payments are made from such trust fund, such payments will satisfy the Employer’s obligations under this Plan to the extent made from such trust fund.

(b) For the purposes of this Plan, “Potential Change in Control” means:

(i)	the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control of the Company;

(ii)	any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company;

(iii)	any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company (or a company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing nine and one-half percent (9.5%) or more of the combined voting power of the Company’s then outstanding securities, increases such person’s beneficial ownership of such securities by five percent (5%) or more over the percentage so owned by such person; or

(iv)	the Board of Directors of the Company adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control of the Company has occurred.

ARTICLE VII

Nature of Employer’s Obligation

Section 7.1. Participant’s Right to Assets. The rights of the Participant, any Beneficiary, or any other person claiming through the Participant under this Plan, shall be solely those of an unsecured general creditor of the Employer. The Participant, any Beneficiary, or any

other person claiming through the Participant, shall only have the right to receive from the Employer those payments so specified under this Plan. The Participant, any Beneficiary, or any other person claiming through the Participant shall have no rights or interests whatsoever in any asset of any Employer, including any insurance policies or contracts that the Employer may possess or obtain to fund its obligation under this Plan. Any asset used or acquired by the Employer in connection with the liabilities it has assumed under this Plan, unless expressly provided herein, shall not be deemed to be held under any trust for the benefit of the Participant or his Beneficiaries, nor shall any asset be considered security for the performance of the obligations of any Employer. Any such asset shall be, and remain, a general, unpledged, and unrestricted asset of the Employer.

Section 7.2. Employer’s Obligation. The Employer shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Plan. The Participant, his Beneficiary or any successor in interest to him shall be and remain simply a general unsecured creditor of the Employer in the same manner as any other creditor having a general claim for matured and unpaid compensation. The Employer reserves the absolute right in its sole discretion to either purchase assets to meet its obligations undertaken by this Plan or to refrain from the same and to determine the extent, nature, and method of such asset purchases. Should the Employer decide to purchase assets such as life insurance, mutual funds, disability policies or annuities, the Employer reserves the absolute right, in its sole discretion, to terminate such assets at any time, in whole or in part. At no time shall the Participant be deemed to have any lien, right, title or interest in or to any specific investment or to any assets of any Employer.

ARTICLE VIII

Plan Administration

Section 8.1. Committee.

(a) In General. This Plan shall be administered by the Committee. Unless the Plan expressly provides otherwise, the Committee has the discretionary authority, control and responsibility over the management and administration of the Plan, including, but not limited to, the exclusive right to determine any question arising under the Plan or in connection with its administration and the right to construe and interpret the provisions of the Plan (including disputed or doubtful terms). The Committee shall have full power and authority to determine any and all questions arising in connection with the Plan, including its interpretation, and may adopt procedural rules and may employ and rely on such legal counsel, such actuaries, such accountants and such agents as it may deem advisable to assist in the administration of the Plan. Decisions of the Committee shall be final, binding and conclusive upon all persons or parties interested or concerned.

(b) Records and Reports. The Committee shall keep a record of its proceedings and actions and shall maintain all books of account, records and other data as shall be necessary for the proper administration of the Plan. Such records shall contain all relevant data pertaining to individual Participants and their rights under the Plan. The Committee shall have the duty to carry into effect all rights or benefits provided hereunder to the extent assets of the Company are properly available therefor.

(c) Payment of Expenses. The Employer shall pay all expenses of administering the Plan. Such expenses shall include any expenses incident to the functioning of the Committee.

(d) Indemnification for Liability. The Company shall indemnify the members of the Committee and the employees of any Employer to whom the Committee delegates duties under the Plan, against any and all claims, losses, damages, expenses and liabilities arising from their responsibilities in connection with the Plan, unless the same is determined to be due to gross negligence or willful misconduct.

(e) The Committee may also adopt rules or procedures relating to the operation and administration of the Plan to accommodate specific requirements of local laws and procedures, and adopt sub-plans applicable to particular subsidiaries or locations.

Section 8.2. Claims Procedure. The procedure for presenting claims under the Plan and appealing denials thereof shall be as set forth in Appendix A, attached hereto.

ARTICLE IX

Amendment and Termination

Section 9.1 Reservation of Right. The Board may, at any time or from time to time, amend or modify this Plan in any respect or terminate this Plan without restriction and without the consent of any Participant or Beneficiary, provided, that any such amendment or termination shall not impair the right of any Participant or any Beneficiary of any then deceased Participant to receive amounts deferred hereunder prior to such amendment or termination without the consent of such Participant or such Beneficiary. Furthermore, no such amendment or termination shall affect any outstanding Deferral Election or Payment Option Election unless the Plan is liquidated in accordance with Code Section 409A. The Board may cause the Company to liquidate the Plan in compliance with the restrictions set forth in Section 1.409A-3(j)(4) of the Treasury Regulations. In addition, the Compensation & Benefits Committee of the Board may at any time or from time to time amend or modify this Plan in any respect without restriction and without the consent of any Participant or Beneficiary, provided, however, that the Compensation & Benefits Committee of the Board may not amend the Plan (i) to increase the amount actually credited, or to increase the amount to be credited, to the Account of a Participant, or (ii) to make a change that the Board would not be permitted to make pursuant to the preceding sentence of this Section 9.1. Any amendment by the Board or the Compensation & Benefits Committee of the Board shall be effective only to the extent such amendment does not cause the terms of the Plan or any amount deferred hereunder to violate the provisions of Code Section 409A or Section 1.409A of the Treasury Regulations.

ARTICLE X

Miscellaneous

Section 10.1. Non-Assignability. Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, hypothecation, mortgage, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to do shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participants or their Beneficiaries.

Section 10.2. No Fiduciary Relationship. Neither the establishment and maintenance of this Plan, nor any action taken by the Committee, shall create or be deemed to create a trust or fiduciary relationship of any kind between any Employer and the Participants, their Beneficiaries, or any other person.

Section 10.3. Benefits Not Compensation. Benefit payments to Participants under this Plan shall not be deemed to be salary or other compensation for purposes of computing benefits to which a Participant may be entitled under any other employee pension or welfare benefit plan established or maintained by any Employer.

Section 10.4. No Employment Contract. The establishment and maintenance by the Employer of this Plan shall not constitute a contract with, or a guaranty of employment to, any Participant and the Employer retains the right to terminate the employment of any Participant for any reason and at any time.

Section 10.5. Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of New Jersey.

Section 10.6. Payment to Representatives. If a Participant entitled to receive any benefits hereunder is determined by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they shall be paid to the duly appointed and acting guardian, if any, and if no such guardian is appointed and acting, to such persons as the Committee may designate. Such payment shall, to the extent made, be deemed a complete discharge for such payments under this Plan.

Section 10.7. Timing of Payments. If the Committee is unable to make the determinations required under this Plan in sufficient time for payments to be made when due, the Committee shall make the payments upon the completion of such determinations, to the extent permitted under Section 1.409A of the Treasury Regulations. The Committee may, at its option, make provisional payments, subject to adjustment, pending such determinations.

Section 10.8. Withholding. In addition to the rights granted to the Employer under Section 3.8 above, the Employer shall have the right to deduct from any amount deferred or any payment of a benefit hereunder, any amount required to satisfy its obligation to withhold federal, state and local taxes, fees or other similar liabilities.

Section 10.9. Notice. Any notice required or desired to be given to the Employer or to a Participant hereunder shall be given in writing. Any such notice to the Employer shall be addressed to the “Compensation & Benefits Committee” at the Company’s then executive headquarters office, and any such notice to a Participant or his Beneficiary or representative may be addressed to the address set forth in the personnel records of the Employer or at such address designated from time to time by such Participant. Any such notice shall be sufficiently given by personal delivery thereof or by mailing the same, postpaid, addressed to the party to whom such notice is being given as herein specified, and the date of such personal delivery or mailing shall be deemed to be the date such notice is given.

Section 10.10. Designation of Beneficiary. Upon the execution of a Deferral Election, the Participant shall designate in writing and filed with the Employer the individual, trust or estate who shall be the Beneficiary in the event that because of such Participant’s death, payments under this Plan are to be made to such Beneficiary. Such designation may be changed at any time by the Participant by a similar writing delivered to the Employer during such Participant’s lifetime.

Section 10.11 Non-U.S. Sub-Plans – Employees Based Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to foster and promote the purposes of the Plan or to comply with the provisions of laws in other countries in which the Employer operates or has employees, the Committee in its sole discretion, shall have the power and authority to (1) determine which employees that are subject to the tax laws of nations other than the United States are eligible to participate in the Plan, (2) modify the terms and conditions of the Plan, and (3) establish subplans, modified election procedures and other terms and procedures to the extent such actions may be necessary or advisable. Any subplans established under this Section 10.11 by the Committee shall be attached to this Plan in Appendix B.

Section 10.12. Gender and Number. The masculine pronoun wherever used shall include the feminine. Wherever words are used herein in the singular, they shall be construed as though they were also used in the plural in all cases where they shall so apply.

Section 10.13. Titles and Headings. The titles to articles and headings of sections of this Plan are for convenience of reference and in case of any conflict the text of the Plan, rather than such titles and headings, shall control.

Section 10.14. Code Section 409A Compliance. All amounts credited to each Participant’s Deferred Compensation Account or otherwise credited or accrued under this Plan are deferred compensation and subject to Code Section 409A. This Plan is intended to comply with that provision of the Code and all guidance issued thereunder by the U.S. Internal Revenue Service in all respects and shall be administered in a manner consistent with such intent. If an unintentional operational failure occurs with respect to Code Section 409A requirements, any affected Participant or Beneficiary shall fully cooperate with the Employer to correct the failure, to the extent possible, in accordance with any correction procedure established by the U.S. Internal Revenue Service. Any reference herein to Code Section 409A or to Section 1.409A of the Treasury Regulations shall be interpreted to refer to any successor section of the Code, the Treasury Regulations or other guidance issued by the U.S. Internal Revenue Service, as appropriate.

Appendix A – Claims Procedures

The procedure for presenting claims under the Plan and appealing denials thereof shall be as follows:

(a) Filing of Claims. Any Participant or Beneficiary, or his authorized representative, (the “claimant”) may file a written claim for a Plan benefit with the Committee or its delegated and authorized representative which is responsible for the administration of the Plan (the “Plan Administrator”) Claims shall be determined in accordance with the terms of the Plan, which will be applied consistently with respect to similarly situated claimants. Claimants must use and exhaust the Plan’s administrative claims and review procedure before bringing suit in either state or federal court.

(b) Claims for Benefits Not Based on Disability. The Plan Administrator will give each claimant’s request for benefits a full and fair review. If the Plan Administrator denies a claim, in whole or part, it will furnish a written notice of the denial to the claimant. The written notification shall be given to the claimant within ninety (90) days after receipt of the claim by the Plan Administrator unless special circumstances require an extension of time for processing, in which case written notice of the extension shall be furnished to the claimant prior to the termination of the original ninety (90) day period, and such notice shall indicate the special circumstances which make the postponement appropriate and the date by which the Plan Administrator expects to render a decision. In no event may the extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.

If a claim is denied, the written notice will contain the following information:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to the pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect a claim and an explanation of why such material or information is necessary; and

(iv)	a description of the Plan’s review procedures and applicable time limits and a statement that the claimant has the right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), following an adverse benefit determination on review.

If a claim is denied, the claimant may file for a review as described in the following subsection (c).

(c) Right of Review of Claim for Benefits Not Based on Disability. In the event of a denial of benefits, the claimant shall be permitted to review the pertinent documents and to submit to the Plan Administrator issues and comments in writing. In addition, the claimant may make a written request for a full and fair review of his claim and its denial by the

Committee. Such written request must be received by the Committee within sixty (60) days after receipt by the claimant of written notification of the denial of the claim. The claimant may submit written comments, documents, records and other information relating to the claim for benefits, whether or not those comments, documents, records or other information were submitted in connection with the initial claim. The claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. The claim for review will be given a full and fair review and will take into account all comments, documents, records and other information submitted by the claimant regarding the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

A decision shall be rendered by the Committee no later than the date of the meeting of the Committee that immediately follows the Plan’s receipt of a request for review, unless the request for review is filed within thirty (30) days preceding the date of such meeting, in which case the decision shall be rendered not later than the date of the second meeting following the Plan’s receipt of the request for review. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered not later than the third meeting of the Committee following the Plan’s receipt of the request for review. If such an extension is required, the Plan Administrator shall provide the claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to commencement of the extension. The Plan Administrator will notify the claimant of the benefit determination as soon as possible, but not later than five (5) days after the determination is made.

Any decision by the Committee shall be furnished to the claimant in writing in a manner calculated to be understood by the claimant and shall set forth the specific reason(s) for the decision and the specific Plan provision(s) on which the decision is based. If the claim for benefits is denied on review, the claimant will receive written notice of the denial. The notice will include the following information:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to the pertinent Plan provisions on which the denial is based;

(iii)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

(iv)	a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

(d) Claim for Benefits Based on Disability. Any claim for benefits based on Disability will be reviewed under an expedited process similar to the one described above for regular claims. A claim is considered to be “based on Disability” if a Participant must be Disabled within the meaning of the Plan in order to receive the benefit.

A claimant must make a written claim for benefits based on Disability to the Plan Administrator. The Plan Administrator will give each claimant’s request for benefits a full and fair review. If the Plan Administrator denies a claim, in whole or part, it will furnish a written notice of the denial to the claimant. The written notification shall be given to the claimant within a reasonable period of time, but not later than forty-five (45) days after receipt of the claim by the Plan Administrator unless the Plan Administrator determines that an extension is necessary due to matters beyond its control, in which case written notice of an extension for up to thirty (30) days will be furnished to the claimant prior to the end of the initial forty-five (45) day period. If, prior to the end of the first thirty (30) day extension period, the Plan Administrator determines that, due to matters beyond its control, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, provided that the Plan Administrator notifies the claimant, prior to the expiration of the first thirty (30) day extension period. Any notice of extension shall indicate the special circumstances which make the postponement appropriate and the date by which the Plan Administrator expects to render a decision. Any notice of extension will explain the standards on which entitlement to a benefit are based, the unresolved issues that prevent the Plan Administrator from making a decision, and the additional information needed by the Plan Administrator to resolve those issues. The claimant will have at least forty-five (45) days to furnish that information after receipt of the notice. In no event may an extension exceed a total of one hundred and five (105) days from the date of the original receipt of the claim.

If a claim is denied, the written notice will contain the following information:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to the pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect a claim and an explanation of why such material or information is necessary;

(iv)	appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review and that the claimant has the right to bring a civil action under Section 502(a) of ERISA, following an adverse benefit determination on review;

(v)	a statement describing any internal rule, guideline, protocol, or other similar criterion that was applied upon in making the adverse determination, or that a copy of it will be provided free of charge to the claimant upon request;

(vi)	if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

If a claim is denied, the claimant may file for a review as described in the following subsection (e).

(e) Right of Review of Claim for Benefits Based on Disability. In the event of a denial of benefits, the claimant shall be permitted to review the pertinent documents and to submit to the Plan Administrator issues and comments in writing. In addition, the claimant may make a written request for a full and fair review of his claim and its denial by the Plan Administrator. Such written request must be received by the Committee within one hundred and eighty (180) days after receipt by the claimant of written notification of the denial of the claim. The claimant may submit written comments, documents, records and other information relating to the claim for benefits, whether or not those comments, documents, records or other information were submitted in connection with the initial claim. The claimant will be provided, upon request and free of charge, reasonable access to, and copies of all documents, records or other information relevant to the claim for benefits. The claim for review will be given a full and fair review and will take into account all comments, documents, records and other information submitted by the claimant regarding the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The review will not afford deference to the initial adverse benefit determination and that will be conducted by the Committee. In deciding an appeal of any adverse benefit determination that is based in whole or in part on a medical judgment, the Committee shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. Any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a claimant’s adverse benefit determination will be identified to the claimant, without regard to whether the advice was relied upon in making the benefit determination. Any health care professional engaged for purposes of a consultation shall be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the review, nor the subordinate of any such individual.

A decision shall be rendered by the Committee within forty-five (45) days after the receipt of the request for review. However, where special circumstances outside of the Committee’s control make a longer period for decision necessary or appropriate, the Committee’s decision may be postponed on written notice to the claimant (prior to the expiration of the initial forty-five (45) day period) for an additional forty-five (45) days. Such notice shall describe the circumstances requiring the extension of time and the date by which the Committee expects to render a decision. In no event shall the Committee’s decision be rendered more than ninety (90) days after the receipt of the request for review.

Any decision by the Committee shall be furnished to the claimant in writing in a manner calculated to be understood by the claimant and shall set forth the specific reason(s) for the decision and the specific Plan provision(s) on which the decision is based. If the claim for benefits based on Disability is denied on review, the claimant will receive written notice of the denial. The notice will include the following information:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to the pertinent Plan provisions on which denial is based;

(iii)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(iv)	a statement of any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain information about the procedures and to bring a civil action under ERISA Section 502(a);

(v)	a statement describing any internal rule, guideline, protocol, or other similar criterion that was applied upon in making the adverse determination, or that a copy of it will be provided free of charge to the claimant upon request;

(vi)	if the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

(vii)	the following statement: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

Appendix B – Sub-Plans

None as of January 1, 2009.